Exhibit 99.1

Contacts:

Media
Alecia Pulman (203) 682-8224
apulman@icrinc.com
For Immediate Release
Investor Relations
Fitzhugh Taylor (203) 682-8261
ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

-Total Fourth Quarter Revenues Increase 12.9% to $98.9 Million-

-Company Announces 20% Increase in Quarterly Dividend to $0.06 per Share-

WINTER PARK, Fla.—(BUSINESS WIRE)—February 13, 2015—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter and full year ended December 28, 2014.

Highlights for the fourth quarter of 2014 compared to the fourth quarter of 2013 were as follows:

Net income from continuing operations was $8.9 million, or $0.26 per diluted share, in the fourth quarter of 2014 compared to net income of $6.0 million, or $0.17 per diluted share, in the fourth quarter of 2013.

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On January 21, 2015, the Company completed the sale of its Mitchell’s Fish Market and Mitchell’s/Cameron’s Steakhouse restaurants and related assets to Landry’s, Inc. Consequently, operating results for the Mitchell’s Fish Market and Mitchell’s/Cameron’s Steakhouse restaurants, and the related impairment and loss on sale, are included in discontinued operations for all periods presented.

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Net income in the fourth quarter of 2014 included a non-recurring $0.7 million income tax benefit primarily pertaining to non-recurring state tax credits. Additionally in the fourth quarter of 2013, the Company changed from the delayed method to the preferable redemption method for recognizing gift card breakage revenue. The cumulative effect of the change was recorded in the fourth quarter of 2013 and reduced other operating income by $2.1 million.

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Excluding these charges and income from discontinued operations, non-GAAP diluted earnings per common share increased 14.5% to $0.23 compared to $0.20 in the prior year fourth quarter. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Total restaurant sales from continuing operations in the fourth quarter of 2014 increased 9.9% to $93.1 million compared to the prior year fourth quarter. Company-owned comparable restaurant sales for increased 5.0% in the fourth quarter.

“I am pleased with our fourth quarter results and our 20th consecutive quarter of traffic growth.” stated Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc. “Our Ruth’s Chris Steak House team members, along with our franchisees, continue to execute at a superior level resulting in increasing sales and profits for our shareholders.”

O’Donnell continued, “As the fourth quarter closed our chapter with the Mitchell’s restaurants, I would like to thank our devoted teammates from Mitchell’s Fish Market and Mitchell’s Steakhouse for their service and wish them much success with Landry’s.”

Review of Fourth Quarter 2014 Operating Results

Total revenues from continuing operations in the fourth quarter of 2014 were $98.9 million compared to $87.6 million in the prior year fourth quarter. In the fourth quarter of 2013, the Company changed method for recognizing gift card breakage revenue. The cumulative effect of the change was recorded in the fourth quarter of 2013 and reduced other operating income by $2.1 million.

Ruth’s Chris Steak House Sales

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65 Company-owned restaurants were open at the end of the fourth quarter of 2014 compared to 63 at the end of the prior year fourth quarter. Total operating weeks for the quarter increased to 836 from 793. Total operating weeks exclude discontinued operations.

●	Average unit weekly sales were $112.2 thousand in the fourth quarter of 2014, an increase of 4.5% compared to $107.3 thousand in the fourth quarter of 2013.
●	For the fourth quarter of 2014, Company-owned comparable restaurant sales increased 5.0%, which consisted of a traffic increase of 2.5% along with an average check increase of 2.4%.

Franchise Income

●	77 franchisee-owned restaurants were open at the end of the fourth quarter of 2014 compared to 75 at the end of the prior year fourth quarter.
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Franchise income increased 4.7% to $4.4 million in the fourth quarter of 2014 from $4.2 million in the prior year fourth quarter, driven by a 3.2% increase in comparable franchise restaurant sales and new franchise unit development during the last 12 months.

Food and beverage costs, as a percentage of restaurant sales, increased 72 basis points in the fourth quarter to 31.8%. The increase was driven by higher beef, seafood and dairy costs.

Restaurant operating expenses, as a percentage of restaurant sales, increased 36 basis points in the fourth quarter due to increased labor and benefit costs.

Marketing and advertising costs, as a percentage of total revenues, increased 69 basis points to 4.5% due to a planned timing shift in quarterly advertising spend.

General and administrative expenses, as a percentage of total revenues, decreased 198 basis points in the quarter to 7.0% due largely to lower variable performance based compensation.

At the end of the fourth quarter of 2014, the Company had $13.0 million in debt outstanding under its senior credit facility, a decrease from $30.0 million in debt outstanding at the end of the third quarter of 2014 and $19.0 million in debt outstanding at the end of fiscal 2013.

During the fourth quarter of 2014, the Company repurchased 377,655 shares of common stock for approximately $5.1 million under the Company’s previously announced $50 million share repurchase program. As of the end of the fourth quarter of 2014, the Company had $44.9 million remaining under its current authorization.

Subsequent to the end of the fourth quarter of 2014, the Company’s Board of Directors, as part of the Company’s focus on long-term returns, approved the payment of a quarterly cash dividend to shareholders of $0.06 per share. This dividend will be paid on March 12, 2015 to shareholders of record as of the close of business on February 26, 2015. This dividend represents a 20% increase from the quarterly cash dividends paid to shareholders during fiscal 2014.

Development Update

During the fourth quarter of 2014, two new Company-owned Ruth’s Chris Steak House restaurants opened – one in Gaithersburg, Maryland and one in Marina del Rey, California. Also during the fourth quarter of 2014, franchisees opened one new restaurant in Taipei, Taiwan and relocated a restaurant in Alpharetta, Georgia near Atlanta. The Company has signed leases to open two restaurants in 2015, one in St. Petersburg, Florida and the other in Dallas, Texas. Franchisees are currently projected to open four restaurants during 2015.

Review of Full Year 2014 Operating Results

For the full year 2014, the Company reported income from continuing operations of $26.7 million, or $0.75 per diluted share, compared to $24.5 million from continuing operations or $0.69 per diluted share, in 2013.

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Net income for the full year includes a non-cash impairment charge of $15.3 million in the third quarter, and $1.8 million in the fourth quarter, related to the write-down of long-lived assets and trademarks of the Company’s Mitchell’s Fish Market and Mitchell’s/Cameron’s Steakhouse businesses.

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Net income in 2013 also included a $0.8 million income tax benefit primarily pertaining to state employment credits and a $1.0 million after-tax benefit related to two settlements, which largely pertained to a loss of profits attributable to the 2010 Deepwater Horizon oil spill.

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Excluding certain charges and income from discontinued operations, non-GAAP diluted earnings per common share improved to $0.74 during 2014 compared to $0.67 during the same period of the prior year. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Total revenues from continuing operations in 2014 increased 7.4% to $346.1 million compared to $322.4 million in the prior year. The increase in revenues from continuing operations was due to additional Company and franchise restaurant development and an increase in comparable restaurant sales.

Ruth’s Chris Steak House Sales

●	For the full year 2014, average unit volume at Company-owned restaurants was $5.2 million. For the full year 2014, comparable restaurant sales increased 3.7%.

Franchise Income

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Franchise income for the full year increased 5.0% to $15.8 million in 2014 driven by an increase in comparable franchise restaurant sales and new franchised unit development. Comparable restaurant sales increased 3.4% for the year.

Food and beverage costs, as a percentage of restaurant sales, increased 103 basis points in 2014 to 31.7%, due to higher beef, seafood and dairy costs.

Restaurant operating expenses as a percentage of restaurant sales were largely unchanged, increasing 13 basis points to 48.0%.

Marketing and advertising costs, as a percentage of total revenues, remained flat year over year at 2.9%.

General and administrative expenses as a percentage of restaurant sales decreased 160 basis points to 7.0% largely due to lower incentive-based compensation in 2014.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is announcing its full year 2015 outlook as follows:

●	Cost of goods sold of 31.5% to 33.5% of restaurant sales
●	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $25.0 million to $27.0 million
●	Effective tax rate of 31% to 34%
●	Capital expenditures of $20 million to $23 million
●	Fully diluted shares outstanding of 34.7 million to 35.4 million (exclusive of any future share repurchases under the Company's previously announced share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact future operating results and financial conditions.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2014 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2463. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 5552353. The replay will be available until February 20, 2015. The call will also be webcast live from the Company's website at www.rhgi.com under the “Investor Relations” section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 140 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans and goals. Forward-looking statements frequently are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; changes in, or the discontinuation of, the Company’s share repurchase program or dividend payments; and the risk factors or uncertainties identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the Securities and Exchange Commission’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013

Revenues:
Restaurant sales	$93,095	$84,699	$325,437	$304,200
Franchise income	4,402	4,203	15,763	15,012
Other operating income	1,444	(1,271)	4,897	3,142
Total revenues	98,941	87,631	346,097	322,354

Costs and expenses:
Food and beverage costs	29,598	26,318	103,259	93,386
Restaurant operating expenses	42,420	38,289	156,242	145,664
Marketing and advertising	4,418	3,312	10,076	9,341
General and administrative costs	6,887	7,836	24,311	27,808
Depreciation and amortization expenses	2,999	2,550	10,917	10,229
Pre-opening costs	707	232	1,630	691
Gain on settlements	0	0	0	(1,719)
Total costs and expenses	87,029	78,537	306,435	285,400

Operating income	11,912	9,094	39,662	36,954

Other income (expense):
Interest expense, net	(278)	(295)	(1,159)	(1,640)
Other	12	(1)	37	(77)
Income from continuing operations before income tax expense	11,646	8,798	38,540	35,237
Income tax expense	2,791	2,787	11,830	10,744
Income from continuing operations	8,855	6,011	26,710	24,493

Loss from discontinued operations, net of income taxes	(870)	(1,836)	(10,255)	(2,004)
Net income	$7,985	$4,175	$16,455	$22,489

Basic earnings (loss) per common share:
Continuing operations	$0.26	$0.17	$0.76	$0.71
Discontinued operations	(0.03)	(0.05)	(0.29)	(0.06)
Basic earnings per share	$0.23	$0.12	$0.47	$0.65

Diluted earnings (loss) per common share:
Continuing operations	$0.26	$0.17	$0.75	$0.69
Discontinued operations	(0.03)	(0.05)	(0.29)	(0.06)
Diluted earnings per share	$0.23	$0.12	$0.46	$0.63

Shares used in computing net income (loss) per common share:
Basic	34,680,666	34,978,903	34,955,760	34,761,160
Diluted	34,998,312	35,858,859	35,415,483	35,784,430

Dividends declared per common share	$0.05	$0.04	$0.20	$0.12

The operating results of the Mitchell's Restaurants and three locations closed in 2014 have been reclassified to the discontinued operations line of the condensed consolidated statements of income. These reclassifications had no effect on previously reported net income.

NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and losses from discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
GAAP net income	$7,985	$4,175	$16,455	$22,489
Net of tax impact of excluding a cumulative adjustment from a change in accounting estimate related to gift card breakage revenue	-	1,306	-	1,306
Net of tax impact of excluding gain on settlements		-		(1,049)
Impact of excluding certain non-recurring income tax items	(677)	-	(549)	(784)
Net of tax impact of excluding loss from discontinued operations	870	1,836	10,255	2,004
Non-GAAP net income	$8,178	$7,317	$26,161	$23,966

Non-GAAP diluted earnings per share	$0.23	$0.20	$0.74	$0.67

Shares:
Weighted average number of common shares outstanding - basic	34,680,666	34,978,903	34,955,760	34,761,160
Dilutive shares	317,646	879,956	459,723	1,023,270
Weighted-average number of common shares outstanding - diluted	34,998,312	35,858,859	35,415,483	35,784,430